Exhibit 99.2

FIRM I.D. 43948

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

iPCS Wireless, Inc., a Delaware corporation,

Horizon Personal Communications, Inc., an Ohio corporation, and Bright Personal Communications Services, LLC, an Ohio limited liability company,

Plaintiffs,

v.

Sprint Nextel Corporation, a Kansas corporation, WirelessCo L.P., a Delaware limited partnership, Sprint Spectrum L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas Corporation, and Sprint Communications Company, L.P., a Delaware limited partnership,

Defendants.

Case No.

COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

                Plaintiffs iPCS Wireless, Inc. (“iPCS”), Horizon Personal Communications, Inc., and Bright Personal Communications Services, L.L.C. (collectively, “Plaintiffs”) complain against defendants Sprint Nextel Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company, L.P. (collectively, “Sprint”) as follows:

INTRODUCTION

1.             Plaintiffs bring this action to prevent (i) Sprint’s threatened breach of its contracts with Plaintiffs and (ii) Sprint’s attempt to evade a judgment of this Court that has been affirmed by the Appellate Court.  Plaintiffs seek to protect contractual rights that they bargained for and received pursuant to long-term written contracts with Sprint — and to protect their very business lives from Sprint’s attempt to turn against them.  At Sprint’s direction, Plaintiffs invested hundreds of millions of dollars to expand Sprint’s wireless communications network in Plaintiffs’ exclusive territories, and they have financed, owned, operated and managed Sprint’s wireless network and business in those territories.  Plaintiffs made these enormous investments in reliance on promises by Sprint that it would not compete against Plaintiffs in their territories.  Plaintiffs are “Affiliates” of Sprint, and their entire businesses depend on their relationship with Sprint.

2.             The essence of the parties’ bargain was that Sprint would not compete against Plaintiffs in their exclusive service areas.  Sprint’s promises were memorialized in the written agreements between the parties, and are a basic tenet of the covenant of good faith that is implied (and expressly reiterated) in those agreements.

3.             Despite its contractual obligations, in 2005 Sprint attempted to compete with Plaintiffs and thus impair their contractual rights, by acquiring through a merger one of Plaintiffs’ most significant competitors, Nextel Communications, Inc. (“Nextel”).  After extensive briefing and a 25-day bench trial, this Court agreed with iPCS that its “management agreement” with Sprint did not permit Sprint to compete against its Affiliate iPCS in its exclusive service area, and entered judgment and a permanent injunction against Sprint.  Exhibits  A & B.  The Appellate Court of Illinois affirmed this Court’s judgment on March 31, 2008.  Exhibit C.  Sprint petitioned for leave to appeal to the Illinois Supreme Court on May 5, 2008.  During the pendency of these proceedings, Sprint has continued to compete against and harm iPCS.

4.             Unfazed by this Court’s judgment and the Appellate Court’s ruling — and unwilling to wait for the Supreme Court to decide whether Sprint’s petition was worth review —

Sprint recently announced a new plan to compete against its Affiliates.  This time around, Sprint has entered into a Transaction with other industry titans to deliver voice, data and other services for wireless phones and laptop computers — just as Plaintiffs do.  Sprint has stated that it will own the majority interest in that venture.

5.             Sprint did not give advance notice to Plaintiffs regarding the transaction.   Plaintiffs only learned of the transaction through a press announcement on May 7, 2008.  And on that very morning, Sprint filed a preemptive lawsuit for a declaratory ruling against Plaintiffs in Delaware (even though no Plaintiff has any part of its service area in Delaware).  Sprint is asking the Delaware court to sanction the very type of behavior that the Illinois courts have condemned.

6.             Plaintiffs ask that this Court enforce their Agreements and prevent Sprint from evading this Court’s orders and nullifying Plaintiffs’ contract rights.

THE PARTIES

7.             Plaintiff iPCS, the successor in interest of Illinois PCS, L.L.C., is a Delaware corporation headquartered in Schaumburg, Illinois.

8.             Plaintiff Horizon Personal Communications, Inc. (“Horizon”) is an Ohio corporation headquartered in Schaumburg, Illinois.

9.             Plaintiff Bright Personal Communications Services, LLC (“Bright”) is an Ohio limited liability company headquartered in Schaumburg, Illinois.

10.           Plaintiffs are and, at all times relevant to the claims asserted herein have been, Sprint “Affiliates,” responsible for financing, owning, designing, constructing, operating, managing, maintaining, and upgrading Sprint’s wireless network in certain markets in the midwestern and eastern United States, including Illinois.  All three Plaintiffs are owned by a common parent, iPCS, Inc.

11.           Defendant Sprint Nextel Corporation is a Kansas corporation headquartered in Overland Park, Kansas.  Sprint Nextel Corporation is a global telecommunications company that, through a collection of subsidiary and affiliated entities, offers a broad range of communications products, including wireless personal communications services. Sprint Nextel Corporation’s wireless revenues for 2007 were approximately $34.7 billion.

12.           Defendant WirelessCo L.P. (“WirelessCo”) is a Delaware limited partnership affiliated with Sprint Nextel Corporation and headquartered in Overland Park, Kansas.

13.           Defendant Sprint Spectrum L.P. (“Sprint Spectrum”) is a Delaware limited partnership affiliated with Sprint Nextel Corporation and headquartered in Overland Park, Kansas.

14.           Defendant SprintCom Inc. (“SprintCom”) is a Kansas corporation headquartered in Overland Park, Kansas.

15.           Defendant Sprint Communications Company, L.P. (“Sprint Communications”), is a Delaware limited partnership affiliated with Sprint Nextel Corporation and headquartered in Overland Park, Kansas.

16.           Sprint Nextel Corporation, through WirelessCo, Sprint Spectrum, and SprintCom (among other entities), holds and controls, directly and indirectly, licenses to provide integrated voice and data services using wireless technology in a nationwide network, including licenses for the portions of the network financed, constructed, owned, operated, and managed by Plaintiffs.

JURISDICTION AND VENUE

17.           Jurisdiction is proper pursuant to 735 ILCS 5/2-209(b)(4) in that all defendants are doing business in Illinois.  Each defendant has systematic and continuous contacts with this forum.  Jurisdiction is also proper pursuant to 735 ILCS 5/2-209(a)(1) and (7).  Venue is proper pursuant to 735 ILCS 5/2-101 because defendants are non-residents of this state and therefore this action can be brought in any county, and further, at least some part of the transaction occurred in this county.

FACTUAL BACKGROUND

The Affiliation Between Plaintiffs and Sprint

18.           As a result of a bidding process conducted by the Federal Communications Commission (“FCC”), Sprint obtained various licenses for the purpose of establishing a nationwide wireless network to offer voice and data services using wireless technology.  In essence, Sprint was authorized to use certain blocks or bands of frequencies of the radio “spectrum” for the transmission of voice and data throughout the United States.

19.           Like all similar wireless licenses, the various licenses granted to Sprint by the FCC were conditioned upon Sprint’s compliance with certain requirements established by the FCC.  Among other things, Sprint was required:  (a) to construct a communications network within five years of being granted the various licenses; and (b) to retain control over those portions of the spectrum licensed to Sprint for the duration of the license.

20.           Sprint developed a strategy for constructing and operating its network that would transfer much of the financial risk for such an undertaking to others — such as Plaintiffs — while allowing Sprint to retain ultimate control over the operations and financial viability of the network.  Sprint decided that it would construct, operate, manage and maintain those portions of the network located in and around the largest metropolitan areas in the United States which had the greatest potential for return.  Sprint planned to enter (and did enter) into agreements with third-party “Affiliates,” such as Plaintiffs, who would (and did) bear the financial risk of constructing, operating, managing and maintaining portions of the network in the smaller markets and rural areas of the country where returns were less promising.

21.           While transferring to its Affiliates much of the financial risk of constructing and operating the vast majority of the network, Sprint retained substantial control over the business operation and financial performance of the Affiliates.  Among other things, Sprint:

•                  develops new technology requirements that in certain cases have to be met by the Affiliates for the continued operation and upgrade of their respective portions of the network;

•                  designs required pricing plans for wireless services offered by Affiliates to their respective customers (“subscribers”); and

•                  performs billing, customer care and collection, and other marketing support functions.

These broad powers provide Sprint with the opportunity to exercise substantial influence and control over Plaintiffs.

The Parties’ Agreements

22.           iPCS.  Before Plaintiff iPCS became a Sprint Affiliate in 1999, it had no active business.  In fact, iPCS was created for the purpose of partnering with Sprint and expanding Sprint’s wireless network.

23.           iPCS’s predecessor in interest, Illinois PCS, L.L.C., and defendants WirelessCo, Sprint Spectrum, SprintCom and Sprint Communications entered into a Management Agreement with an effective date of January 22, 1999 (“iPCS Management Agreement”).  Copies of the iPCS Management Agreement and Schedule of Definitions are included as Exhibit D.

24.           There are ten addenda to the iPCS Management Agreement.  The most recent relevant addendum is Amended and Restated Addendum VIII, dated November 1, 2004.  A copy of Addendum VIII is included as Exhibit E.

25.           iPCS’s service area consists of portions of Illinois, Iowa, Michigan, and Nebraska, along with small bordering areas in Indiana and Missouri (the “iPCS Service Area”).

26.           Horizon.  Effective June 8, 1998, Horizon and defendants SprintCom and Sprint Spectrum entered into a Sprint PCS Management Agreement (“the Horizon Management Agreement”).  Copies of the Horizon Management Agreement and Schedule of Definitions are included as Exhibit F.

27.           There are nine addenda to the Horizon Management Agreement.  The most recent pertinent addendum is Addendum VIII dated March 16, 2005 (“Horizon Addendum VIII”).  A copy of Horizon Addendum VIII is included as Exhibit G.  Horizon Addendum VIII was executed by defendants SprintCom, Sprint Communications, Sprint Spectrum, and WirelessCo.

28.           Horizon, independent of Sprint, provided some wireless service beginning in 1997, but significantly expanded its business when it became a Sprint affiliate in 1998.  Horizon’s service area consists of portions of Ohio, West Virginia, Virginia, Maryland, Pennsylvania, Kentucky, New York and Tennessee (the “Horizon Service Area”).

29.           Bright.  Bright had no active wireless business before becoming a Sprint affiliate in 1999 and in fact was formed for the purpose of partnering with Sprint.  Effective October 13, 1999, Bright and defendants Sprint Spectrum, SprintCom, and WirelessCo entered into a Sprint PCS Management Agreement (“the Bright Management Agreement”).  Copies of the Bright Management Agreement and Schedule of Definitions are included as Exhibit H.  Bright’s service area consists of portions of Ohio, Indiana and Michigan (the “Bright Service Area”).

30.           There are five addenda to the Bright Management Agreement.  The most recent pertinent addendum is Addendum IV.  A copy of Bright Addendum IV is included as Exhibit I.

31.           Summary of Management Agreements.  In exchange for the promises made to Sprint and the enormous investment that Plaintiffs were required to make to build out their respective portions of the Sprint wireless network, Plaintiffs each bargained for and obtained the right to be the exclusive manager and operator within their service areas.  Plaintiff iPCS also obtained an express commitment that Sprint or its Related Parties would not compete against iPCS by offering Sprint PCS products and services within its service area.

32.           Reflecting the size and scope of the investment required from Plaintiffs and the permanence of the anticipated relationship, each Management Agreement has a 50-year term:  a 20-year base term with three renewals for 10 years each.

33.           The Management Agreements require, among other things, that Plaintiffs:

•                                          design, construct and manage a wireless services network according to Sprint’s standards in their respective service area;

•                                          offer and promote various Sprint wireless products and services;

•                                          adhere to various requirements established by Sprint related to marketing, promotion, and distribution of Sprint wireless products and services.

Except for limited facilities that were acquired from Sprint, there were no facilities, equipment or other network infrastructure in place in Plaintiffs’ service areas at the time that they became Sprint Affiliates.  Plaintiffs thus committed to finance, design and construct virtually all of the network infrastructure from the ground up.

34.           Section 2.3 of the iPCS Management Agreement, as amended, provides:

[iPCS] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement. . . ..

Exhibit E, page 15.  Section 2.3 of the Horizon and Bright Management Agreements provides:

[Horizon/Bright] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will own, operate, build or manage another wireless mobility communications network in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement . . . .

Exhibit F, page 5 & Exhibit H, page 5.  There are limited exceptions to these exclusivity provisions, none of which permits Sprint to compete against Plaintiffs by operating another network in their exclusive Service Areas.

35.           Under the Management Agreements, Sprint is also bound by the implied covenant of good faith and fair dealing, which (among other things) prevents Sprint from taking actions that would impair Plaintiffs’ rights under the Agreements.  Section 1.8 of each Plaintiff’s Management Agreement expressly reiterates that “[e]ach party must perform its obligations under this agreement in a diligent, legal, ethical, and professional manner.”  Exhibit D, page 4; Exhibit F, page 4; Exhibit H, page 4.

36.           The Sprint PCS signatories to the Management Agreements merely hold wireless licenses and have no employees of their own.  Sprint Nextel Corporation employees are responsible for the administration of the Management Agreements with Plaintiffs; Sprint Nextel Corporation satisfies the debts of the signatories to the contract under those Management Agreements; and Sprint Nextel Corporation has assumed the responsibility of addressing the exclusivity obligations under those Management Agreements.  Through its actions, Sprint Nextel Corporation has assumed control over the implementation of the Management Agreements, has ratified the Agreements, is bound by those Agreements, and may not take action that impairs Plaintiffs’ rights under those Agreements.

Plaintiffs’ Reliance On Their Bargains With Sprint

37.           In accordance with, and, in reliance upon, their Agreements with Sprint, each Plaintiff financed, designed, built and, ultimately, manages and operates a Sprint wireless services network and business in its Service Area.  Over the term of the Agreements, at Sprint’s direction, Plaintiffs have invested over $650 million in building wireless networks and related businesses based upon Sprint’s promises of territorial exclusivity.

38.           As the networks were being built and in the early days of operation, revenue was relatively small.  However, revenue generated from Plaintiffs’ networks and related subscriber bases have increased significantly as the networks have been completed and channels of sales and distribution have been established.  As of December 31, 2007, Plaintiffs had amassed over 600,000 subscribers in their service areas.

39.           In recent years, Plaintiffs have made substantial investments in facilities and marketing in order to offer, promote, and sell wireless products and services featuring (i) enhanced abilities to transmit and receive data and to access the Internet, and (ii) the ability to provide a mobile Internet connection for computers, such as laptop computers, so that consumers can access the Internet through those computers without using a fixed-line modem (for example, while traveling).

40.           Sprint has received the benefit of its bargain with Plaintiffs — expansion of the Sprint wireless network and business into remote areas, where returns on the required massive capital investments were uncertain.

41.           Further benefiting Sprint, Sprint keeps approximately eight percent of all of Plaintiffs’ subscriber revenues before remitting the balance to Plaintiffs.

42.           Plaintiffs’ parent company, iPCS, Inc., is a publicly traded company and its equity and debt investors have also assessed its value in reliance on Sprint’s promise of territorial exclusivity.

This Court Enjoins Sprint’s Previous Attempt To Compete Against iPCS

43.           The scheme challenged in this Complaint is, unfortunately, not the first time that Sprint has attempted to compete against its Affiliates, break its contractual promises, and destroy Plaintiffs’ contract rights.  In December 2004, Sprint announced that it had agreed to merge with Nextel, which was (and is) one of Plaintiffs’ chief competitors.  Sprint planned to use the Nextel network and business to compete against its Affiliates in their exclusive service areas.

44.           Shortly before Sprint consummated the merger, Plaintiff iPCS filed suit in this Court on July 15, 2005 for declaratory and injunctive relief.

45.           After a 25-day bench trial (in which the Court heard testimony from 11 witnesses and received into evidence over 330 exhibits and designations from some 55 deposition transcripts), the Court agreed with iPCS that the iPCS Management Agreement did not permit Sprint to compete against its Affiliate iPCS.  Exhibit A, pages 2-3.  The Court explained that Sprint’s actions would defeat the Agreements’ purpose, as iPCS “would never have spent over $300,000,000 in construction costs unless it was assured that there would be no competition from [Sprint] in the service area.”  Id. at 2.  Likewise, the Court reasoned, “Sprint could not realistically believe that affiliates or investors would have supported the affiliate program” if Sprint were allowed to operate a competing network.  Id. at 3.  The Court also noted the testimony of a Sprint witness “that Sprint did not expect to compete with the affiliates when it entered into the . . . Agreements.”  Id.

46.           The Court recognized that the wireless industry is “constantly evolving,” and that it faced the prospect of being “continuously called upon to determine if a new activity” by Sprint “constitutes a forbidden competition.”  Exhibit A, pages 5-6.  In an attempt to avoid having iPCS and the courts “continuously supervise the operations of a multi-billion dollar corporation” — Sprint — in order to prevent further breaches (Ex. A, page 5), the Court’s judgment directed Sprint to “cease owning, operating, and managing the Nextel wireless network in [iPCS’s] Service Area” within 180 days (Exhibit B).

47.           Sprint appealed from the Court’s judgment.  After full briefing, a round of supplemental briefs, and oral argument, the Appellate Court issued a unanimous 29-page Order affirming the Court’s judgment.  Exhibit C.  The Appellate Court upheld this Court’s conclusion that Sprint breached the iPCS Management Agreement by competing against its Affiliate iPCS, finding the Court’s conclusion consistent with “the manifest weight of the evidence.”  Id. at 22.

48.           As an added, independent ground for affirmance, the court also held that Sprint “violate[d] [its]implied duty of good faith and fair dealing.”  Id. at 23.  Sprint “induc[ed] iPCS and the other potential affiliates to become affiliates with the promise of exclusivity only to change the parameters of the relationship” by competing against iPCS in its service area.  Id.

49.           Turning to the remedy, the Appellate Court held that this Court “did not err when it . .. . ordered the divestiture of the defendants’ holdings in the service area.”  Id. at 2.  It agreed with this Court’s finding that the harm to iPCS from Sprint’s breach would be “incalculable” and thus irreparable at law.  Id. at 27.  As the Appellate Court explained, competition from Sprint “necessarily constitute[s] a loss to iPCS because potential customers are diverted or potentially diverted from iPCS.”  Id.

50.           Sprint petitioned the Illinois Supreme Court for leave to appeal on May 5, 2008.  iPCS intends to file an Answer opposing that petition in accordance with the Supreme Court’s rules.  But Sprint has not bothered to wait to hear from the Supreme Court.  Instead, two days after filing its petition, Sprint announced a new plan to compete against iPCS — and simultaneously took action to avoid the Illinois courts by asking a Delaware court to sanction the very type of behavior that the Illinois courts have condemned.

Sprint Hatches A New Scheme To Compete Against iPCS

And To Evade This Court’s Jurisdiction

51.           On May 7, 2008, and without advance notice to Plaintiffs, Sprint announced to the press that it had reached agreement with a third party (Clearwire Corporation) and several industry giants (such as cable behemoth Comcast) on a transaction (“Transaction”) to launch a new network using a technology known as “WiMax” that is expected to begin operations — and to begin competing against Plaintiffs — in the near future.  Sprint has stated that it will retain a majority interest — 51 percent — in the new venture after the Transaction.

52.           Although Sprint has still not revealed the precise details of its plans, Plaintiffs understand that Sprint’s new venture will, from its outset, offer products and services that compete directly against products and services that Plaintiffs offer — and that Plaintiffs have spent substantial sums of money, at Sprint’s urging, to offer, promote, and sell.

53.           Plaintiffs also understand that Sprint’s venture plans to provide still more products and services that compete directly against products and services currently offered by Plaintiffs, such as wireless phone service.

54.           Sprint’s venture is expected to launch service this year in selected target areas that would include parts of Plaintiffs’ exclusive service areas.

55.           The new venture’s offerings will compete against those offered by Plaintiffs in their exclusive service areas.

56.           Plainly, though, Sprint knew full well of this Court’s ruling condemning Sprint’s previous breach of its non-competition obligations, and of the Appellate Court’s recent unanimous decision affirming this Court’s judgment.  Moreover, Sprint knew full well the implications of the Illinois courts’ rulings for its latest scheme.  Thus, Sprint concurrently took action to evade this Court’s jurisdiction and the Illinois court system.

57.           On the very same morning that Sprint announced its new competing venture — and before even discussing its plans with Plaintiffs — Sprint filed a lawsuit for declaratory judgment against Plaintiffs in Delaware and has asked that court for a ruling that rests on premises that Sprint knows the Illinois courts have flatly rejected.

Irreparable Harm to Plaintiffs

58.           Sprint is even now taking actions to consummate its agreed-upon Transaction and is preparing to launch a competing service in the coming months.  Through the new Sprint venture, Sprint will be in competition with Plaintiffs in their exclusive service areas, causing Plaintiffs an injury for which no adequate remedy is available at law.

59.           Plaintiffs will be severely and irreparably harmed if the Court does not prevent Sprint from breaching the Management Agreements.  Plaintiffs have spent several years and hundreds of millions of dollars developing the Sprint wireless network and their customer bases in their service areas, in reliance on exclusivity promises from Sprint.  Plaintiffs will be deprived of unique business opportunities, for which any calculation of future lost profits would be imprecise and difficult to calculate.  Moreover, Plaintiffs will be irreparably harmed by the injury to their competitive position in the marketplace, the destruction of their opportunity to market unique products, and the injury to the goodwill they enjoy from customers as a result of their exclusive arrangements with Sprint.  The violation of the exclusivity clause would put at great risk Plaintiffs’ very viability.

COUNT I

DECLARATORY JUDGMENT

60.           Plaintiffs restate the allegations in paragraphs 1 through 59 for their paragraph 60.

61.           The Management Agreements are valid and enforceable agreements.  Plaintiffs have performed all of their obligations under the Management Agreements.

62.           Pursuant to Section 2.3 of the Management Agreements, the implied and express covenants of good faith and fair dealing in those Agreements, and the ruling of this Court, Plaintiffs have a clearly ascertainable right and a protectable interest in not having Sprint compete against Plaintiffs.  Further, Plaintiffs have a clearly ascertainable right and protectable interest against having their contractual rights impaired by Sprint.

63.           There is an actual and justiciable controversy between Plaintiffs and Sprint regarding Plaintiffs’ rights under the Management Agreements.  Sprint’s planned consummation of the Transaction will violate Plaintiffs’ contractual rights.  Resolution of this dispute will aid in the termination of the controversy in that the parties will have a clear understanding of what their rights are with respect to Sprint’s Transaction.

WHEREFORE, Plaintiffs pray that judgment be entered in their favor and against defendants as follows:

1.                                       Enter a declaratory judgment in favor of Plaintiffs that Sprint’s consummation of the Transaction, and its plan to compete against its Affiliates in their exclusive service areas, will breach Plaintiffs’ Management Agreements;

2.             Award Plaintiffs their costs and legal fees; and

3.             For such other and further relief as justice requires.

COUNT II

INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE

64.           Plaintiffs restate the allegations in paragraphs 1 through 63 for their paragraph 64.

65.           The Management Agreements are valid and enforceable agreements.  Plaintiffs have performed all of their obligations under the Management Agreements.

66.           Pursuant to Section 2.3 of the Management Agreements, the implied and express covenants of good faith and fair dealing in those Agreements, and the ruling of this Court, Plaintiffs have a clearly ascertainable right and a protectable interest in not having Sprint compete against Plaintiffs.  Further, Plaintiffs have a clearly ascertainable right and protectable interest against having their contractual rights impaired by Sprint.

67.           As set forth above, Sprint has committed an anticipatory breach of the Management Agreements and will be in breach of the Management Agreements upon the consummation of its Transaction.

68.           Plaintiffs will suffer irreparable harm from Sprint’s breaches of the Management Agreements for which there is no adequate remedy at law.

69.           The balance of harms strongly weighs in favor of Plaintiffs.  Plaintiffs’ entire businesses are threatened, whereas Sprint simply has to make adjustments to its plans to avoid irreparable harm to Plaintiffs.  In any event, Sprint brought upon itself any alleged harm that it might suffer from an injunction and no balance of harms would be necessary.

WHEREFORE, Plaintiffs pray that judgment be entered in their favor and against defendants as follows:

1.             Enter a permanent injunction that enjoins Sprint and those acting in concert with it from (a) consummating the Transaction until that Transaction has been modified to comply with Plaintiffs’ Management Agreements; and (b) competing against Plaintiffs in their service areas; and

2.             Award Plaintiffs their costs and legal fees; and

3.             For such other and further relief as justice requires.

Dated:	May 12, 2008	Respectfully submitted,

		By:	/s/ Michael K. Forde

John M. Touhy Michael K. Forde Katherine M. Clark Jonathan L. Lewis Ethan A. Hastert
MAYER BROWN LLP 71 South Wacker Drive Chicago, IL 60606-3441 (312) 782-0600 (312) 701-7711 — Facsimile Firm I.D. 43948
Attorneys for Plaintiffs iPCS Wireless, Inc., Horizon Personal Communications, Inc., and Bright Personal Communications Services, LLC